SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 5, 2006

Date of Report (Date of earliest event reported)

HEARST-ARGYLE TELEVISION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-14776	74-2717523
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

888 Seventh Avenue
New York, New York 10106
(Address of Principal Executive Offices)  (Zip Code)

(212) 887-6800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Asset Purchase Agreement

On May 5, 2006, the Company entered into an Asset Purchase Agreement with Emmis Television Broadcasting, L.P., Emmis Television License, LLC (collectively, the “Seller”) and Emmis Operating Company to purchase the assets of the Seller related to broadcast television station WKCF-TV Clermont, Florida (“WKCF-TV”) for $217.5 million in cash. The Company’s obligation to purchase the assets of the Seller at the closing of the transaction is subject to certain conditions, including the following: the representations and warranties of the Seller being true and correct as of the closing date, the compliance with or performance of certain agreements and covenants by the Seller, the receipt of requisite clearance pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the receipt of Federal Communications Commission and other regulatory approvals and the receipt of certain third party consents to the assignment of contracts to which WKCF-TV is a party. Under the Agreement, the Seller has also agreed to indemnify the Company under certain circumstances, and the Company may terminate the Agreement if, among other things, the closing is not consummated by May 5, 2007 or an interruption of the station’s broadcast signal occurs prior to the closing date and continues for 40 consecutive days. The Company anticipates that the closing of the transaction will occur in the third or fourth quarter of 2006.

Lease Agreement

On May 5, 2006, the Company entered into a Lease Agreement (the “Lease Agreement”) with Hearst Corporation (“Hearst”). Under the Lease Agreement, the Company will lease a floor of the newly constructed Hearst Tower in Manhattan located at 300 W. 57th Street, New York, NY for its corporate offices. The term of the lease is 11 years. However, in the event that there is a change of control of the Company, and Hearst no longer has the right to elect a majority of the members of the Company’s Board of Directors, either party shall have the right to terminate the lease on one-year’s written notice. The Company expects to pay approximately $1.7 million per year, plus certain additional operational costs,  to Hearst under the terms of the Lease Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HEARST-ARGYLE TELEVISION, INC.

By:	/s/ Jonathan C. Mintzer
Name: Jonathan C. Mintzer
Title: Vice President, General Counsel and Secretary

Date: May 10, 2006